PAYMENT PLAN AGREEMENT

The California Employment Development Department (“EDD”), an agency of the State of California and Stratus Services Group, Inc. (“Stratus”), a Delaware corporation, hereby enter into this Payment Plan Agreement (“Agreement”) regarding the payment of Stratus’ outstanding California employment tax, interest and penalty liabilities based on the following terms and conditions:

1.	Stratus will continue to pay $12,500 per week to be applied to its employment tax, interest and penalty liabilities as follows:

a.	Stratus’ weekly payments will be applied to Stratus’ unpaid employment tax liability of $1,654,045.89 (as of December 15, 2004) for periods prior to the second quarter 2004;

b.	Upon payment in full of Stratus’ employment tax liability for periods prior to the second quarter 2004, Stratus’ weekly payments will be applied to Stratus’ unpaid employment tax liabilities for the second quarter 2004 and third quarter 2004 to the extent that those liabilities are not paid under Section 3 of this Payment Plan Agreement;

c.	Upon payment in full of Stratus’ employment tax liabilities for the second quarter 2004 and third quarter 2004, Stratus’ weekly payments will be applied to any unpaid interest related to its employment tax liabilities; and

d.	Upon payment in full of Stratus’ unpaid interest liabilities, Stratus’ payments will be applied to any outstanding penalties related to its employment tax liabilities.

Stratus shall mail a check to the EDD in the amount of Stratus’ weekly payment amount no later than Friday of each week.

2.	Stratus’ weekly payment of $12,500 will increase for a three-month period following any calendar quarter in which Stratus’ reported income is above $200,000, based on the following schedule:

PRIOR QUARTER	TOTAL OF ADDITIONAL
INCOME	WEEKLY PAYMENTS

Under $200,000	No additional payments

$200,000 to $300,000	5% of the amount over $200,000

$300,000 to $1,000,000	$5,000 plus 10% of the amount over $300,000

$1,000,000 and over	$75,000 plus 50% of the amount over $1,000,000;

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The amount of Stratus’ additional weekly payments pursuant to this provision, if any, will be determined based on Stratus’ financial statements filed with the Securities and Exchange Commission (“SEC”) commencing with Stratus’ financial statements for the first calendar quarter of 2005. Stratus’ financial statements are required to be filed with the SEC on or before May 15, August 15, December 30 and February 15.

For the first, second and fourth calendar quarters, Stratus will submit copies of its financial statements filed with the SEC to the EDD on or before May 15, August 15 and February 15, respectively, and Stratus will compute its additional weekly payments, if any, based on those financial statements. For the third calendar quarter (July though September), Stratus will submit unaudited financial statements to the EDD on or before November 15 and Stratus will compute its additional weekly payments, if any, based on those unaudited financial statements, subject to adjustment based on the financial statements filed with the SEC and submitted to the EDD on or before December 30.

Stratus’ additional weekly payments, if any, will be due beginning on the first Friday of the third month following the end of the calendar quarter (e.g. the first Friday in June, September, December and March). Stratus’ additional weekly payments, if any, will continue to be due each successive Friday for a three month period.

Stratus will begin making its additional weekly payments, if any, in June 2005 based on its financial performance for the first calendar quarter of 2005.

3.	Stratus will pay the remaining tax liability for its second quarter 2004 and third quarter 2004 employment taxes of $170,736.26 (as of December 15, 2004) in full by no later than November 30, 2005.

Stratus will pay no less than $20,000 towards the second quarter 2004 and third quarter 2004 tax liabilities on or before the last day of each month, commencing in April 2005, with the outstanding tax balance being paid in full on or before November 30, 2005.

The amount that Stratus is required to pay prior to November 30, 2005 related to the liability of $170,736.26 shall be reduced by any attorneys fees incurred by Stratus on behalf of Mr. Joseph Raymond, Sr. (“Mr. Raymond”) and Mr. Michael Maltzman (“Mr. Maltzman”) in connection with defending those officers regarding the assessments issued under California Unemployment Insurance Code section 1735. The amount of that reduction shall not exceed $10,000 for attorneys fees incurred on behalf of Mr. Raymond and $10,000 for attorneys fees incurred on behalf of Mr. Maltzman.

Stratus shall not be responsible for making any payments required under this Section 3 to the extent that Stratus has sought outside financing and been refused, in part, based on the existence of the section 1735 assessments against Mr. Raymond and/or Mr. Maltzman. For Stratus to be relieved from its payment obligation under this Section 3, Stratus shall demonstrate that: 1) an application for a loan on behalf of Stratus, Mr. Raymond or Mr. Maltzman was denied; 2) the loan was applied for by Mr. Raymond and/or Mr. Maltzman in their individual capacity or the loan was applied for by Stratus with a guarantee by Mr. Raymond and/or Mr. Maltzman; and 3) the lender was aware of the existence of the section 1735 assessment(s) against Mr. Raymond and/or Mr. Maltzman.

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Nothing in this Section 3 shall relieve Stratus of the liability to pay the entire $170,736.26 owed to the EDD. Rather, the waiver of any required payments under this Section 3 will result in payments being made towards Stratus’ employment tax liability for the second quarter of 2004 and the third quarter of 2004 under Section 1(a).

4.	The EDD agrees to withdraw the assessments issued under California Unemployment Insurance Code section 1735 against Mr. Raymond and Mr. Maltzman upon Stratus’ payment in full of the tax portion of its employment tax liabilities (which as of December 15, 2004 consists of $1,654,045.89 for periods prior to the second quarter 2004 and tax of $170,736.25 for the second quarter 2004 and third quarter 2004). The payment of Stratus’ interest and penalty liabilities shall not be a prerequisite to the withdrawal of the assessments against Mr. Raymond and Mr. Maltzman.

To facilitate the EDD’s withdrawal of the assessments, Mr. Raymond and Mr. Maltzman will extend the statute of limitations period within which the EDD is required to issue assessments under California Unemployment Insurance Code section 1735 for the duration of the Payment Plan Agreement. The extensions of the statute of limitations, if requested by the EDD, shall be formalized in separate agreements between Mr. Raymond and Mr. Maltzman and the EDD.

The EDD agrees not to oppose any motion by Mr. Raymond and/or Mr. Maltzman requesting a continuance or postponement of any scheduled hearing regarding Mr. Raymond’s and Mr. Maltzman’s appeals of the section 1735 assessments, provided that Stratus is not in material breach of this Payment Plan Agreement.

The EDD shall not pursue any collection activities otherwise permitted by statute against Mr. Raymond and Mr. Maltzman regarding the section 1735 assessments, provided that Stratus is not in material breach of this Payment Plan Agreement.

5.	Nothing in this Payment Plan Agreement shall prohibit Stratus from making any payments regarding its employment tax, interest and penalty liabilities in advance.

6.	The EDD shall unconditionally release the Notice of Levy issued October 21, 2004 and shall not pursue any further collection activities otherwise permitted by statute against Stratus, provided that Stratus is not in material breach of this Payment Plan Agreement

7.	The EDD shall provide Stratus with a five (5) business day grace period within which the EDD shall receive Stratus’ payments required under this Payment Plan Agreement.

The EDD shall, upon any potential breach of this Payment Plan Agreement, provide written notice, as required under Section 16, to Stratus informing Stratus of the potential breach. Stratus shall have the opportunity to cure any potential breach of this Payment Plan Agreement within fifteen (15) business days following receipt of notice from the EDD.

8.	If the EDD notifies Stratus of a potential breach of this Payment Plan Agreement and Stratus does not cure such potential breach of this Payment Plan Agreement within fifteen (15) business days, Stratus shall be in material breach of this payment plan and the EDD shall be permitted to immediately commence any collection activities against Stratus as permitted by statute.

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9.	Stratus reserves all of its rights, upon payment of any penalties, to file a claim for refund of those penalties with the EDD and to appeal any adverse determination by the EDD regarding the refund of those penalties. The “date of the overpayment” of Stratus’ penalties covered under this Payment Plan Agreement for purposes of California Unemployment Insurance Code section 1178(b) shall be the date upon which Stratus makes its final payment under this Payment Plan Agreement. If Stratus files a claim for refund of penalties within 60 days of that date, the EDD agrees not to raise as a defense or otherwise assert that Stratus failed to timely file a claim for refund of those penalties.

10.	Stratus reserves its rights to request a discount of tax, interest and/or abatement of penalty in exchange for full payment of its outstanding liabilities at any time during the term of this Payment Plan Agreement.

11.	This Payment Plan Agreement represents the full and complete agreement of the parties and supercedes any prior agreements, correspondence, or statements related to Stratus’ employment tax liabilities.

12.	Stratus shall be considered to be in breach of this Payment Plan Agreement if Stratus incurs any additional unpaid employment tax liabilities during the term of this Payment Plan Agreement and the EDD shall be entitled to proceed under Section 7 and Section 8.

13.	The terms of this Payment Plan Agreement shall not be modified except upon the mutual agreement of both the EDD and Stratus and such modification shall not be effective unless put into writing and signed by authorized representatives of both the EDD and Stratus.

14.	Payments to the EDD shall be sent to:

California Employment Development Department
P.O. Box 826203
MIC92-SAC0759
Sacramento, CA 94230-6203
Attention: Ms. Kathy Dunne

15.	Notices to the EDD shall be sent via facsimile and certified mail to:

California Employment Development Department
3321 Power Inn Road, Suite 220
Sacramento, CA 95826
Attention: Ms. Kathy Dunne
Fax Number: (916) 227-1734

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16.	Notices to Stratus shall be sent via facsimile and certified mail to:

Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726
Attention: Joseph Raymond, Sr., President
Fax Number: (732) 294-1133

With copies to:

Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726
Attention: General Counsel
Fax Number (732) 866-6676

McCarter & English, LLP
1735 Market Street, Suite 700
Philadelphia, PA 19103-7501
Attention: David J. Shipley, Esq.
Fax Number (215) 979-3899

IN WITNESS WHEREOF, the above parties have subscribed their names to this Payment Plan Agreement in duplicate.

CALIFORNIA EMPLOYMENT DEVELOPMENT DEPARTMENT

By:	/s/ Ted Gabales
Name	Ted Gabales
Title:	Tax Compliance Supervisor
Date:	1-10-05

STRATUS SERVICES GROUP, INC.

By:	/s/ Joseph J. Raymond Sr.
Name:	Joseph J. Raymond Sr.
Title:	CEO
Date:	1-05-05